Exhibit 10.6

EMPLOYMENT AGREEMENT

Made as of March 5, 2015

Between

Wescom Solutions Inc.

as Corporation

and

Paul Rybecky

EMPLOYMENT AGREEMENT – P RYBECKY

-i-	EMPLOYMENT AGREEMENT – P RYBECKY

TABLE OF CONTENTS

(continued)

-ii-	EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Agreement is made as of March 5, 2015 (the “Effective Date”), between

Wescom Solutions Inc.

(the “Corporation”)

and

Paul Rybecky

(the “Executive” or “you”)

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 — TERM AND POSITION

1.1 Term. The Executive’s employment shall commence on or before March 31, 2015, the specific date to be set by the parties during the seven (7) day period following execution of this Agreement (the “Start Date”). The Executive’s employment with continue for an indefinite term (the “Term”) and on terms and conditions contained herein.

1.2 Position. The Executive shall serve as the Chief Financial Officer of the Corporation and of PointClickCare Corp., and shall perform such duties and exercise such powers as may from time to time be assigned to or vested in him by the Chief Executive Officer consistent with his position of Chief Financial Officer.

ARTICLE 2 — BACKGROUND CHECKS AND REFERENCES

2.1 Background Checks. This offer of employment is conditional on the completion of the Corporation’s standard background check(s). We conduct these checks in order to further screen potential employees, satisfy Regulatory bodies with respect to our customers and confirm and ensure our compliance with relevant privacy legislation. Please note that your employment with the Corporation, in its sole discretion, is contingent on the Corporation’s satisfaction and approval of your completed background check(s). Employment with the Corporation shall not commence until the above background check(s) have been completed. In the event that you have commenced employment before the Corporation has received or evaluated the results of your background check(s) and the results of your background check(s) are not to our satisfaction and/or we do not approve of your continued employment with Wescom, we reserve the right to immediately withdraw this Offer of Employment.

EMPLOYMENT AGREEMENT – P RYBECKY

2.2 References. This offer of employment is conditional upon successful completion of at least two (2) professional references. If the Corporation is not satisfied with the feedback it receives from your references, we reserve the right to immediately withdraw this Offer of Employment.

2.3 Resigning From Present Role. We recommend that you do not resign from any current position until you have received a positive written confirmation that the above conditions has been satisfied.

ARTICLE 3 — THE EXECUTIVE’S OBLIGATIONS

3.1 Prior Employment. You acknowledge and agree to abide by the terms of the Employee’s Specific Representations Regarding Prior Employment, annexed hereto as Rider A, the terms of which are deemed incorporated herein and accepted in consideration of the employment position and compensation offered by the Corporation to you. You also agree to disclose your knowledge of any written non-compete obligations in the blank page annexed hereto as Rider A-1.

3.2 Full Time and Efforts. During the Term, the Executive shall devote all of his full business time, efforts and attention to the business and affairs of the Corporation and use his reasonable best efforts in his capacity as Chief Financial Officer to promote the success of the Corporation. The Executive will, at all times, act in the best interests of the Corporation. The Executive shall not, without the prior written approval of the Board of Directors, accept any other employment or serve as a director of any business other than the Corporation, except in the capacity of an investor of money and so long as such monetary investment does not adversely affect the conduct of the Executive’s duties as set forth in this Agreement in any material respect.

3.3 Compliance with policies. The Executive shall comply with all policies, rules and regulations of the Corporation, as such policies, rules and regulations may be implemented or amended by the Corporation from time to timeYou shall not be allowed to deal on behalf of the Corporation with any company in which you or your immediate family has an undisclosed financial interest. All the Corporation policies are available on the Corporation’s internal web site, and you will be expected to periodically review the website to ensure that you are aware of the most up to date version of each policy.

3.4 Confidentiality and Assignment. You acknowledge and agree to abide by the terms of the Employee Confidentiality and Assignment Agreement annexed hereto as Exhibit A, the terms of which are deemed incorporated herein and accepted in consideration of the employment position and compensation offered by the Corporation to you.

ARTICLE 4 — PLACE OF PERFORMANCE

4.1 Place of Performance – Corporation’s Head Office. In connection with the Executive’s employment by the Corporation, the parties agree that the Executive will travel from his home in New York State to the Corporation’s corporate office in Mississauga, Ontario, Canada, in order to perform his work duties. The Corporation will reimburse the Executive the reasonable cost of travel and accommodation in connection with the Executive’s travel.

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4.2 Place of Performance – Executive Relocation. The Executive acknowledges and agrees that the Corporation requires him to relocate on a permanent basis to the Greater Toronto Area in order to work at the Corporation’s Head Office. Executive agrees that he will relocate as described no later than September, 2016. The Corporation will cooperate and negotiate in good faith reasonable direct payment or reimbursement in connection with the out-of-pocket costs reasonably incurred by the Executive relating to Executive’s relocation in an amount sufficient to pay or reimburse the Executive for all such reasonable costs with the intention that there be no out-of-pocket cost to the Executive. Reimbursable expenses will include tax advisory services, but which will not include any specific personal residence adjustment, cancellation or transfer of personal memberships, education amounts for dependents nor the subsidization of any ongoing living expenses following the relocation. Failure by the Executive to relocate by the date indicated, other than where such relocation is prohibited by Canadian immigration authorities, shall be sufficient cause for termination of the Executive by the Corporation.

4.3 Place of Performance – Immigration Related Costs. The Corporation will reimburse the Executive the reasonable cost of legal counsel and other costs associated with work permits and immigration-related activities required in order to carry out the intention of Sections 4.1 and 4.2 above

ARTICLE 5 — THE EXECUTIVE’S COMPENSATION

5.1 Base Salary. The Executive shall be compensated by the Corporation at a base rate of US$275,000 per annum (the “Base Salary”), payable semi-monthly on the 15th and the last day of each month. The Base Salary will increase to US$300,000 for the duration of the 2016 calendar year. For the period from January 1, 2017 to October 31, 2017, and for each fiscal year thereafter, the Base Salary will be reviewed and set by the Chief Executive Officer and confirmed by the Board or its Compensation Committee.

5.2 Additional Remuneration. For the Corporation’s 2015 Fiscal Year ending October 31, 2015, the Executive will be eligible to receive a target Bonus of US$105,000 (less withholding required by law), determined based on reasonably and achievable criteria to be established by the Chief Executive Officer and confirmed by the Board or its Compensation Committee. For the Corporation’s 2016 Fiscal Year (and thereafter), the Executive will be eligible to receive a Bonus of up to US$125,000 for each fiscal year, less withholding required by law, based on the reasonably and achievable criteria established by the Chief Executive Officer, which criteria shall be subject to change from year to year, at the discretion of the Chief Executive Officer and the Board of Directors. Annual Bonus criteria shall be determined by the Chief Executive Officer and approved by the Board of Directors, by no later than the first sixty (60) days in each fiscal year. Except as otherwise determined by the Board of Directors or set forth herein, the Executive’s Annual Bonus will be paid only if the Executive is actively employed by and in good standing with the Corporation at the time of such bonus payments, unless the employment of the Executive is terminated by the Corporation without Cause or by the Executive for Good Reason (in which case such conditions to payment shall not apply).

The Executive will be granted an option to acquire 150,000 common shares in PointClickCare Corp. The options will have a strike price equivalent to their fair market value,

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as determined by the Board of Directors, on the commencement of employment and will vest over four years at 25% per annum. In the event of an acquisition of PointClickCare Corp., 100% of the Executive’s unvested options shall vest on the date of the closing the acquisition.

5.3 Health and Welfare Benefits. During the Term, the Executive shall be entitled to participate in all of the benefit plans, programs or arrangements of the Corporation and/or PointClickCare Corp., including without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit bonuses, disability benefits, health and life insurance which shall be established by the Corporation and/or PointCareClick Corp. for, or made available to, its senior executives and to such other benefits and prerequisites as are specifically set forth herein in accordance with the terms as contained in such plans (the “Corporation’s Benefit Plan”).

5.4 Annual Vacation. PointClickCare has adopted a Flexible Paid Time Off policy which will govern the terms regarding your entitlement and eligibility for vacation days, personal days and sick days. Under the FPTO policy we do not impose specific, pre-defined limits on days off, but vacation requests will require manager pre-approval and you will generally have to be meeting your ongoing obligations and performance requirements. In no event will your vacation entitlement be less than [four (4)] weeks or below prescribed legal requirements in your state or province of employment.

5.5 Cellular Phone / Pager / Home Office Internet Connection. The Corporation will pay the Executive’s cellular phone, pager and home office internet connections on a monthly basis.

5.6 Expense Reimbursement. The Executive shall be promptly reimbursed in accordance with the Corporation’s policies for all out of pocket business expenses actually and properly incurred in the course of his duties under this Agreement on behalf of the Corporation. No reimbursement shall be made unless the Executive has retained the original invoice relating to the expense for which reimbursement is claimed and remitted such invoice to the Corporation.

ARTICLE 6 — TERMINATION

6.1 Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Corporation determines in good faith that a Permanent Disability of the Executive has occurred during the Term (pursuant to the definition of Permanent Disability set forth below), it may provide the Executive with written notice in accordance with Section 7.3 of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Permanent Disability” shall have such meaning as under the Corporation’s disability plan in which the Executive participates or, if the Executive does not participate in any such plan, shall mean the absence of the Executive from the Executive’s duties with the Corporation on a full-time bases for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness, as determined by a physician selected by

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the Corporation or its insurers and acceptable to the Executive or the Executive’s legal representative.

6.2 Cause. The Corporation may terminate the Executive’s employment during the Term either with or without Cause as provided herein. For purposes of this Agreement “Cause” shall mean: the failure or refusal of the Executive to perform the Executive’s lawful required duties with the Corporation or any affiliated entity (other than any such failure resulting from incapacity due to physical or mental illness), provided that such conduct is not cured within a period of thirty (30) days from the date the Executive is notified in writing by the Corporation;

i.	any illegal conduct or gross misconduct on the part of the Executive which may be injurious to the Corporation in any direct and material manner;

ii.	the Executive’s conviction of, or plea of guilty or no contest to, a charge of an indictable offence in Canada or comparable offence elsewhere in the world (excluding any misdemeanor or traffic offence); or

iii.	the Executive’s material breach of any of the provisions of the Employee Confidentiality and Assignment Agreement; or

iv.	any act or omission on the part of the Executive which would constitute a material breach of this Agreement, provided that where such conduct is reasonably capable of being cured, that it is not cured within a period of thirty (30) days from the date the Executive is notified in writing by the Corporation.

6.3 Misrepresentation and Termination. You represent and warrant that all information provided to the Corporation in any application form or resume or during any interview for employment was accurate in all material respects and contained no untruths or misrepresentations. You agree that the provision of any false or misleading information on an application form or resume or during any employment interview are grounds for your immediate dismissal “with cause” by the Corporation without any further compensation payable to you.

6.4 Good Reason. Subject to the limitations in the immediately following sentence, the Executive’s employment may be terminated by the Executive during the Term with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean (in the absence of the written consent of the Executive) the occurrence of any of the following events or circumstances: the assignment to the Executive of any duties inconsistent with the Executive’s role (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any action by the Corporation which results in a diminution in any of the foregoing, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Corporation within thirty (30) days of receipt of notice given by the Executive;

i.	any material breach of this Agreement by the Corporation which is not cured within thirty (30) days of receipt of notice given by the Executive.

ii.	any reduction in the Executive’s base salary, target bonus opportunity or benefits

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which, when taken as a whole, represents a decrease of 10% or more in target total compensation from the previous year’s target total compensation (except as such benefits may be changed generally for all senior executives from time to time).

iii.	the Executive’s mental or physical incapacity following the occurrence of an event described above in Section 5.3 shall not affect the Executive’s ability to terminate his employment for Good Reason and the Executive’s death following delivery of a Notice of Termination of Good Reason shall not affect the Executive’s estate’s entitlement to any severance payments or benefits under Article 6 of this Agreement.

6.5 Notice of Termination. Any termination by the Corporation for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7.3 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Corporation, respectively, hereunder or preclude the Executive or the Corporation, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Corporation’s rights hereunder.

6.6 Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Corporation for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice and the expiration of any applicable cure period, as the case may be, (ii) if the Executive’s employment is terminated by the Corporation other than for Cause or Permanent Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Permanent Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive’s employment is resigned by the Executive, such date as specified by the Executive, provided that such date is no earlier than thirty (30) days from the date on which the Executive gives notice of the resignation.

6.7 Post Termination. The representations, warranties and covenants given by the Executive and contained in this Agreement shall survive any termination of the Executive’s employment with the Corporation.

6.8 Breach of Agreement. Each party agrees that in the event of any breach of this Agreement by the other party damages will be an inadequate remedy and that such party shall be entitled to make an application to a court of competent jurisdiction for temporary and/or

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permanent injunctive relief against the other party, without the necessity of proving actual damage.

ARTICLE 7 — OBLIGATIONS OF CORPORATION ON TERMINATION

7.1 With Cause. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire voting membership of the Board of Directors other than Executive, if the Executive is a member of the Board of Directors.

7.2 Good Reason; Without Cause. In the event the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason and subject to the receipt by the Corporation of an originally executed standard form “waiver and release” from the Executive, the Corporation shall provide to the Executive the following:

i.	a payment equivalent to the greater of six (6) months, plus one (1) month per year of service to a maximum of twelve (12) months, of the Executive’s Monthly Base Salary (the “Notice Period”) to be paid in the form of salary continuation in accordance with the Corporation’s regular payroll practices;

ii.	a lump sum prorated annual bonus payment for the year of termination based on the number of days (out of 365) which the Executive was employed and

iii.	the sum of (1) the Executive’s Base Salary through the Date of Termination to the extent unpaid, (2) any accrued and unused vacation pay owing to the Date of Termination and (3) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

iv.	the Executive and any eligible dependents shall continue to participate in Corporation’s Benefit Plans for the length of the Notice Period, to the extent permitted by the insurer and in accordance with the terms of such plans.

7.3 Termination by the Executive Following a Change of Control. In the event of an acquisition of PointClickCare Corp., then Executive shall have ninety (90) days following the date of the closing the acquisition during which the Executive may terminate this Agreement and the Corporation shall provide to the Executive the following:

i.	a payment equal to twelve (12) months of the Executive’s Monthly Base Salary (the “Notice Period”) to be paid in the form of salary continuation in accordance with the Corporation’s regular payroll practices; and

ii.	all of the amounts referred to in clauses ii, iii and iv of Section 7.2 above.

7.4 Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the

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Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination.

7.5 Permanent Disability. If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, which shall be paid to the Executive in a lump sum in cash within thirty (30) days of the date of termination.

7.6 Cause; Other than for Good Reason. If (i) the Executive’s employment shall be terminated for Cause or (ii) the Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the Accrued Obligations. Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

7.7 Full Settlement. The Executive agrees that the payments provided herein are inclusive of and in full satisfaction of any termination and/or severance payments that may be required under the relevant employment standards legislation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

ARTICLE 8 – PROPERTY OF THE CORPORATION

8.1 Existing Documents You agree and covenant that as soon as notice of termination of employment has been given by either party and/or your employment with the Corporation shall terminate, whichever is the earlier, you shall deliver to the Corporation at its request all books, records, printouts, lists, notes and other documents or copies thereof relating to the business of the Corporation which may be in your possession or directly or indirectly under your control.

8.2 Existing Communications. For greater certainty, included as the Corporation property is any phone number provided to you by the Corporation during your employment with the Corporation. You covenant to execute any and all documentation or authorizations that may be necessary to transfer such phone number to the Corporation or any person designated by the Corporation forthwith upon termination of your employment, and where requested by the Corporation. In addition, all work product produced by you during your employment with the Corporation, including but not limited to all correspondence and communications between you and customers, suppliers or other persons with whom you interact on behalf of the Corporation during your employment, is the sole and exclusive property of the Corporation and you acknowledge having no property right therein. All such records shall be provided to the Corporation on termination of your employment and where directed by the Corporation, you shall delete or destroy such stored information without the ability to recover it, from any personal device that is not returned to the Corporation.

8.3 Property Rights. All files, records, documents, computer-recorded

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information, drawings, specifications, equipment and similar items relating to the business of the Corporation, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Corporation and shall not be removed from the premises of the Corporation under any circumstances whatsoever without the prior written consent of the Corporation, except when (and only for the period) necessary to carry out your duties hereunder, and if removed shall be immediately returned to the Corporation upon any termination of your employment and no copies thereof shall be kept by you

8.4 Post -Termination Communications. If post termination of your employment with the Corporation you continue to receive communications from any Corporation client or supplier related to matters that arose during your employment with the Corporation, you shall immediate provide the Corporation with a copy of all such communications and shall refrain from using any such communications for your personal benefit

ARTICLE 9 – MISCELLANEOUS

9.1 Modifications and Amendments. No provisions of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by the Executive and the Chief Executive Officer (or other authorized officer) of the Corporation.

9.2 Entire Agreement. This Agreement and the Employee Confidentiality and Assignment Agreements contain all the terms and conditions agreed upon by the parties hereto and supersedes any and all prior agreements and understandings.

9.3 Language of Agreement. The parties acknowledge that they have required this Agreement to be drawn in the English language. (Les parties reconnaissent qu’ils ont exige que la presente entente soit redigee en langue anglaise).

9.4 Notices. All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one party to any other party, or to any other person, shall be given in writing by personal delivery or by registered or certified mail, postage prepaid, or by facsimile transmission to such other party as follows:

(a)	To the Corporation:	Wescom Solutions Inc.
6975 Creditview Road, Unit #4
Mississauga, Ontario, L5N 8E9
Attention: Board of Directors
Fax: 905-858-2248

(b)	To the Executive:	Paul Rybecky
33 Lowell Road
Port Washington, New York 11050
Email: prybecky@verizon.net

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9.5 Law Governing. This Agreement shall be subject to and governed by the laws of the State of New York. The courts located in the Borough of Manhattan shall have exclusive jurisdiction with respect to any dispute or other matter arising hereunder.

9.6 Severability. The invalidity, illegality or unenforceability of any provision in this Agreement shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions of this Agreement.

9.7 Consultation with Counsel. The Executive acknowledges that he has had sufficient time to read and understand this Agreement, and that he has been advised to obtain, and that he has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement.

9.8 Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

9.9 Legal Expenses. The Corporation agrees to pay the law firm of Sills Cummis & Gross P.C., for the direct and properly documented legal fees and expenses reasonably incurred by the Executive in connection with the negotiation, documentation and execution of this Agreement and any amendment or modification hereof, to a maximum one-time aggregate total of $5,000.

IN WITNESS WHEREOF the parties have executed this Agreement this 4th day of March, 2015.

SIGNED	)
in the presence of:	)
)
/s/ Michael Mahon	)	/s/ Paul Rybecky
Witness: Michael Mahon	)	Paul Rybecky

WESCOM SOLUTIONS INC.

		By:	/s/ Mike Wessinger
		Name:	Mike Wessinger
		Title:	Chief Executive Officer

I HAVE AUTHORITY TO BIND THE CORPORATION

Attached – See Exhibit A, Exhibit A-1, Rider A, Rider A-1

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Exhibit A

Wescom Solutions Inc.

Employee Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by Wescom Solutions, Inc. (the “Company”) and/or any of its affiliates (the Company or any direct or indirect parent or subsidiary entity of the Company, a “Company Entity”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company Entities’ business, technology, business relationships or financial affairs that the Company Entities have not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company Entities. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company Entities from their respective customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company Entities, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company Entity. I will cooperate with the Company and use my reasonable best efforts to prevent the unauthorized disclosure of all Proprietary Information by me. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company Entities are now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company Entities to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information, provided I am made aware of such terms.

4. Commitment to Company; Avoidance of Conflict of Interest. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company Entities or another business presents me with a conflict of interest or the appearance of a conflict of interest

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as an employee of the Company. I will take whatever action is reasonably requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (relating to the business of the Company Entities collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me for or on behalf of the Company Entities is on a “work for hire” basis, and that all such work is made in the course of my employment, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of any Company Entity or any customer of or supplier to any Company Entity or any of the products or services being researched, developed, manufactured or sold by any Company Entity or which may be used with such products or services; or (b) result from tasks assigned to me by a Company Entity; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company Entity (“Company-Related Developments”), and all related patents, patent applications, industrial designs, industrial design applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Rider A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with a Company Entity that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged,

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and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on a Company Entities’ premises and owned by any Company Entity, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with a Company Entity at the Company’s expense, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition. During my employment and for twelve months thereafter (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in

4	EMPLOYMENT AGREEMENT – P RYBECKY

any business or company anywhere in the United States or Canada that develops, manufactures or markets any products, or performs any services, that are otherwise competitive, in a material manner, with the products or services of the Company, or products or services that the Company Entities or their respective affiliates, has, with my assistance or involvement, under development or that to my knowledge are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of any company or entity representing less than one percent of the stock of such company or entity.

9. Non-Solicitation. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company Entities, (a) call upon, solicit, divert, take away, or conduct any business from or with any of the Customers or Prospective Customers of the Company Entities or any of its suppliers, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company Entities to leave the Company Entities for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company Entities or who was employed or engaged by the Company Entities within six months of any attempt to hire such person. “Customer” shall mean any person who, in the twelve (12) months preceding the date of the termination of my employment hereunder for any reason, has purchased from any of the Company Entities, with my assistance, any product or services produced, sold, licensed, or distributed by any of the Company Entities. “Prospective Customer” shall mean any person solicited by me, on behalf of any Company Entity at any time during the twelve (12) month period immediately preceding the date of the termination of my employment, for any reason.

10. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

11. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

12. Remedies Upon Breach. I understand that the Company considers the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers them to be reasonable for such purpose. Any breach of this Agreement

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is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to seek specific performance and other injunctive relief, without the posting of a bond.

13. Use of Voice, Image and Likeness. While I am employed by the Company Entities, I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

14. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer or other designated person of the Company before it is released in the public domain.

15. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any Company Entity or any of their respective parents, subsidiaries or affiliates to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

16. Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement.

17. Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

18. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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19. Interpretation. This Agreement will be deemed to be made and entered into in the State of New York, and will in all respects be interpreted, enforced and governed under the laws of the State of New York. I hereby agree to consent to jurisdiction of the courts of the Borough of Manhattan for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

20. Entire Agreement. This Agreement and the Employment Agreement between myself and Wescom Solutions Inc., supersede all prior understandings and agreements between myself and the Company Entities relating to the subject matter hereof and constitutes the entire agreement between the parties.

21. Legal Advice. I acknowledge and agree that the Company has recommended that I obtain independent legal advice with respect to the nature and consequences of entering into this Agreement, which legal advice cannot and will not be provided by counsel to the Company Entities. By signing and accepting this Agreement, I acknowledge that I have had the opportunity to obtain or have obtained independent legal advice in respect of this Agreement and that I understand the nature and consequences of this Agreement

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

PAUL RYBECKY		WITNESS

Signed:	/s/ Paul Rybecky	Signed:	/s/ Michael Mahon
Print Name:	Paul Rybecky	Print Name:	Michael Mahon
Date:	3/5/15	Date:	3/5/15

7	EMPLOYMENT AGREEMENT – P RYBECKY

EXHIBIT A-1

To:	Wescom Solutions Inc.
SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my Agreement with Wescom Solutions Inc., that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement with Wescom Solutions Inc.:

☐	No inventions or improvements
☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None
☐	See below:

From:	Paul Rybecky
Signature:	/s/ Paul Rybecky
Date:	3/5/15

8	EMPLOYMENT AGREEMENT – P RYBECKY

RIDER A

Employee’s Specific Representations Regarding Prior Employment

In addition to any other representations and warranties contained in this Agreement, you make the following representations and warranties to the Corporation and acknowledge that the Corporation is relying on such representations and warranties in hiring you and without receiving such representations and warranties would not hire you:

1.	You have not entered into any agreement with a former employer which would restrict your ability to be employed by the Employer on the terms set out in this Agreement other than as disclosed in Rider A and Rider A-1;

2.	By accepting employment with the Corporation, you shall not be in breach of any statute, law, rule or regulation or any agreement or arrangement with any other person;

3.	You have not unlawfully or improperly retained any confidential property of any former employer;

4.	You have not carried out the duties of your former employment, other than in the best interests of your former employers and specifically you have not attempted and will not attempt to take personal benefit of any corporate opportunity that would rightfully be an opportunity to which such former employer would be entitled. You covenant not to solicit clients or prospective clients of your former employer by utilization of non-publically disclosed information of such employer; and

5.	All statements made by you in any interview or in any resumé or other document provided to the Corporation are accurate and contain no misrepresentations.

You covenant to hold harmless and indemnify the Corporation (as well as any client of the Corporation pursuant to which the Corporation provides services) for all costs, liabilities and damages suffered by the Corporation as a result of a your breach of any of the foregoing representations and warranties.

DECLARATION

I hereby acknowledge having read and understood all of the provisions of these Terms of Engagement and agree to be fully bound by all of the terms, conditions and covenants contained in this agreement.

Dated at , this 5th day March, 2015.

/s/ Paul Rybecky
Paul Rybecky

9	EMPLOYMENT AGREEMENT – P RYBECKY

RIDER A-1

[Insert any knowledge of written non-compete obligations.]

10	EMPLOYMENT AGREEMENT – P RYBECKY